Exhibit 99.01

ACM Research’s Operating Subsidiary ACM Research (Shanghai)
 Updates Status of China IPO Process

FREMONT, California, September 8, 2021 (GlobeNewswire) – ACM Research, Inc. (“ACM”) (NASDAQ: ACMR), a leading supplier of wafer cleaning technologies for advanced semiconductor devices, today provided an update on the status of the proposed initial public offering (“IPO”) and listing of shares of ACM’s operating subsidiary ACM Research (Shanghai), Inc. (“ACM Shanghai”) on the Shanghai Stock Exchange's Sci-Tech innovAtion boaRd.

ACM Shanghai plans to begin preliminary in-person and videoconference meetings with qualified IPO investors in China on September 8, 2021. Further details regarding the timing of the IPO are expected to be posted by the Shanghai Stock Exchange when available. ACM estimates that the IPO and listing process will be completed during the fourth quarter of 2021, but the completion and timing of the IPO are subject to numerous factors that are outside of ACM Shanghai’s control.

In conjunction with the IPO process, the Shanghai Stock Exchange posted on its website certain financial results for ACM Shanghai for the six months ended June 30, 2021, and ACM Shanghai’s preliminary expectations for those financial results for the nine months ended September 30, 2021. ACM Shanghai’s financial results were determined in accordance with the Accounting Standards for Business Enterprises under Chinese generally accepted accounting principles (“Chinese GAAP”) and consisted of the following:

•	Revenue of ACM Shanghai under Chinese GAAP for the six months ended June 30, 2021 was RMB 625.3 million, as compared to RMB 355.6 million for the six months ended June 30, 2020.

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Net profit attributable to the shareholders of ACM Shanghai under Chinese GAAP for the six months ended June 30, 2021 was RMB 89.7 million, as compared to RMB 37.6 million for the six months ended June 30, 2020.

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Revenue of ACM Shanghai under Chinese GAAP for the nine months ending September 30, 2021 is preliminarily estimated to be in the range of RMB 1,039.1 million to RMB 1,131.1 million, as compared to RMB 608.0 million for the nine months ending September 30, 2020.

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Net profit attributable to the shareholders of ACM Shanghai under Chinese GAAP for the nine months ending September 30, 2021 is preliminarily estimated to be in the range of RMB 153.8 million to RMB 181.8 million, as compared to RMB 122.5 million for the nine months ending September 30, 2020.

Following the end of the nine-month period ending September 30, 2021, ACM Shanghai will need to close its books for the period and its independent public accounting firm will need to review ACM Shanghai’s operating results for the period. ACM Shanghai has provided ranges for the preliminary estimates described above because it will need to complete its financial closing procedures for the period before actual results will be known and because other developments may arise prior to the time it finalizes its results for the period. ACM Shanghai’s actual results for revenue and net profit for the nine months ending September 30, 2021 may differ materially from the ranges of preliminary estimates set forth above.

ACM currently owns a 91.7% equity interest in ACM Shanghai, and a substantial majority of ACM’s consolidated revenue and net income is contributed by ACM Shanghai. The preliminary estimates of revenue and net profit set forth above with respect to the nine-month period ending September 30, 2012 reflect the stand-alone results of ACM Shanghai in RMB as prepared in accordance with Chinese GAAP, and those results will differ, potentially materially, from ACM’s consolidated revenue and net profit for the period, which will reflect additional financial and operational items and will be prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles.

About ACM Research, Inc.

ACM develops, manufactures, and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. The company is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.

© ACM Research, Inc. The ACM Research logo is a trademark of ACM Research, Inc. For convenience, this trademark appears in this press release without a ™ symbol, but that practice does not mean that ACM Research will not assert, to the fullest extent under applicable law, its rights to such trademark.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com